October 13, 2004	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Quarterly Earnings of $.51 Per Share
Revenue growth fuels 13% increase in quarterly earnings

Third Quarter 2004 Financial Highlights:

    Reported earnings per diluted share increase 13% over prior year quarter
    Non-performing assets decline 19% from June 30, 2004
    Net interest income rises 15% over prior year quarter
    Revenue from commissions and service charges increases 19% over prior year quarter
    Deposits grow 2% from June 30, 2004
    Loans increase 7% from June 30, 2004

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended September 30, 2004, were $.51 per share ($7,169,000) compared to the $.45 per share ($6,191,000) the company earned during the same quarter in the prior year, an increase of 13%. The company's earnings during the quarters ended September 30, 2004 and 2003, were impacted by significant non-operating items. However, in 2004, these items in total did not cause operating earnings per share to differ from reported earnings per share. These non-operating items are discussed in the table below. In the quarter ended September 30, 2003, operating earnings were $.42 per share.

For the nine months ended September 30, 2004, preliminary earnings were $1.44 per share ($20,052,000) up 14% from the $1.26 per share ($17,460,000) the company earned during the same period in the prior year.

For the three months ended September 30, 2004, annualized return on average equity was 21.72%; annualized return on average assets was 1.63%; and net interest margin was 3.78%. For the nine months ended September 30, 2004, annualized return on average equity was 20.94%; annualized return on average assets was 1.61%; and net interest margin was 3.80%.

"Our associates are committed every day to fulfill our mission of building winning relationships with our customers, shareholders and communities. Our associates' success is reflected in another strong financial quarter for Great Southern," said Joseph W. Turner, Great Southern president and CEO. "Strong loan growth, steady deposit growth and increases in net interest income and non-interest income all contributed to our third quarter financial performance. During this quarter, loans increased in our market areas by $101 million and deposits grew $25 million. From the same period in 2003, net interest income increased 15%, service charge revenue rose 16% and gross revenues from our travel, insurance and investment divisions were up 25%."

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Two significant non-operating items occurred during the quarter ended September 30, 2004. Non-interest income was positively impacted by a pre-tax gain of $396,000 on the sale of land, which had been previously purchased for a branch location. After completion of the branch, most of the remaining land was sold. Non-interest income was negatively impacted by a pre-tax net loss of $363,000 on the sale of $62 million of available-for-sale securities. The company primarily sold low yielding agency callable securities and fixed rate mortgage-backed securities and purchased variable rate mortgage-backed securities and municipal securities, which should provide higher yields. The net effect of these two items was not material to operating earnings.

One significant non-operating item occurred during the quarter ended September 30, 2003. Non-interest income was positively impacted by a pre-tax gain of $471,000 on the sale of $500,000 of available-for-sale securities.

	Quarter Ended September 30,
	2004		2003
	Dollars	Earnings	Dollars	Earnings
	(000)	Per Share	(000)	Per Share
Reported Earnings	$7,169	$.51	$6,191	$.45

Add: Net loss (gain) on sales
of securities (net of taxes)	236.02		(316)	(.03)

Less: Gain on sale of land
(net of taxes)	(257)	(.02)	--	--
Operating Earnings	$7,148	$.51	$5,875	$.42

	Year to Date September 30,
	2004		2003
	Dollars	Earnings	Dollars	Earnings
	(000)	Per Share	(000)	Per Share
Reported Earnings	$20,052	$1.44	$17,460	$1.26

Add: Net loss (gain) on sales
of securities (net of taxes)	236.02		(392)	(.03)

Less: Gain on sale of land
(net of taxes)	(257)	(.02)	--	--
Operating Earnings	$20,031	$1.44	$17,068	$1.23

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Stockholders' equity at September 30, 2004, was $135.2 million (7.6% of total assets), equivalent to a book value of $9.87 per share.

Non-performing assets at September 30, 2004, were $8.3 million, down $8.1 million from December 31, 2003. Non-performings as a percentage of total assets were .46%. Compared to December 31, 2003, non-performing loans decreased $1.4 million to $6.0 million while foreclosed assets decreased $6.7 million to $2.3 million. The decrease in non-performing loans was primarily due to the principal reduction of approximately $600,000 on the two largest unrelated non-performing relationships and the transfer of one $504,000 relationship to foreclosed assets. This asset was then transferred to fixed assets and is currently being renovated for use as a branch. Compared to June 30, 2004, non-performing loans decreased $1.2 million.

The decrease in foreclosed assets was primarily related to the sale of one asset relationship totaling $6.0 million in the first quarter of this year. This relationship was most recently discussed as foreclosed assets in the December 31, 2003, Annual Report on Form 10-K, and involved condominium buildings and lots, single-family residences and lots, a golf course, and other developed and undeveloped land. Great Southern recognized no additional loss upon the sale of these assets. No significant foreclosed asset additions or sales occurred in the three months ended September 30, 2004.

The stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq National Market System under the symbol "GSBC". The last sale of GSBC stock in the quarter ended September 30, 2004, was $31.25.

Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Missouri, Great Southern operates 29 branches and more than 140 ATMs throughout southwest and central Missouri. The company also serves lending needs in metropolitan Kansas City through its Kansas City-based loan production office and in the Northwest Arkansas region through its loan production office in Rogers, Arkansas.

www.greatsouthernbank.com

When used in this press release the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans and deposits in the company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to advise readers that the factors listed above could affect the company's financial performance and could cause the company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the company at and for the periods indicated. Financial data for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included. The results of operations and other data for the three and nine months ended September 30, 2004 and 2003 are not necessarily indicative of the results of operations which may be expected for any future period.

Selected Financial Condition Data:	September 30, 2004	December 31, 2003
	(Dollars in thousands)
Total assets	$1,786,225	$1,540,723
Loans receivable, gross	1,280,548	1,115,041
Allowance for loan losses	22,603	20,844
Foreclosed assets, net	2,291	9,034
Available-for-sale securities, at fair value	342,614	259,600
Held-to-maturity securities, at amortized cost	43,388	53,944
Deposits	1,257,300	1,137,427
Total borrowings	384,808	276,584
Stockholders' equity	135,184	119,548
Non-performing assets	8,255	16,425
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
	2004	2003	2004	2003	2004
Selected Operating Data:	(Dollars in thousands)
Interest income	$22,484	$19,068	$62,833	$56,436	$20,497
Interest expense	6,845	5,503	18,222	17,654	5,732
Net interest income	15,639	13,565	44,611	38,782	14,765
Provision for loan losses	1,200	1,200	3,600	3,600	1,200
Non-interest income	5,807	6,154	17,371	16,604	6,015
Non-interest expense	9,692	9,289	28,600	25,665	9,593
Provision for income taxes	3,385	3,039	9,730	8,661	3,296
Net income	$7,169	$6,191	$20,052	$17,460	$6,691
Per Common Share:
Net income (fully diluted)	$ .51	$ .45	$1.44	$1.26	$ .48
Book value	$ 9.87	$8.42	$9.87	$8.42	$9.17
Earnings Performance Ratios:
Annualized return on average assets	1.63%	1.70%	1.61%	1.64%	1.62%
Annualized return on average stockholders' equity	21.72%	21.43%	20.94%	20.78%	21.05%
Net interest margin	3.78%	3.94%	3.80%	3.86%	3.81%
Average interest rate spread	3.57%	3.72%	3.61%	3.64%	3.62%
Adjusted efficiency ratio (excl. foreclosed assets)	44.53%	43.94%	45.50%	44.13%	45.73%
Non-interest expense to average total assets	2.17%	2.38%	2.26%	2.30%	2.30%
Asset Quality Ratios:
Allowance for loan losses to period-end loans	1.76%	1.93%	1.76%	1.93%	1.83%
Non-performing assets to period-end assets	.46%	1.27%	.46%	1.27%	.60%
Non-performing loans to period-end loans	.47%	.81%	.47%	.81%	.60%
Annualized net charge-offs to average loans	.18%	.39%	.21%	.52%	.19%

GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except number of shares)

	September 30,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Cash	$ 76,768	$ 67,694
Interest-bearing deposits in other financial institutions	8,161	7,120
Cash and cash equivalents	84,929	74,814
Available-for-sale securities	342,614	259,600
Held-to-maturity securities	43,388	53,944
Mortgage loans held for sale	2,137	1,243
Loans receivable, net of allowance for loan losses of
$22,603 - September 2004; $20,844 - December 2003	1,255,808	1,092,954
Interest receivable:
Loans	5,423	5,019
Investments	1,667	1,919
Prepaid expenses and other assets	7,401	7,689
Foreclosed assets held for sale, net	2,291	9,034
Premises and equipment, net	22,706	19,892
Investment in Federal Home Loan Bank stock	14,180	11,785
Deferred income taxes	3,681	2,830
Total Assets	$ 1,786,225	$ 1,540,723
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 1,257,300	$ 1,137,427
Federal Home Loan Bank advances	251,801	204,787
Short-term borrowings	114,805	53,534
Subordinated debentures issued to capital trust	18,202	18,263
Accrued interest payable	1,694	1,679
Advances from borrowers for taxes and insurance	972	202
Accounts payable and accrued expenses	6,094	3,944
Income taxes payable	173	1,339
Total Liabilities	1,651,041	1,421,175
Stockholders' Equity:
Capital stock
Serial preferred stock, $.01 par value;
authorized 1,000,000 shares; none issued	--	--
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding September 2004 - 13,697,948 shares;issued December 2003 -
12,325,002 shares	137	123
Additional paid-in capital	17,573	17,451
Retained earnings	117,080	164,159
Accumulated other comprehensive income:
Unrealized gain (loss) on available-for-sale securities,
net of income taxes	394	(65)
	135,184	181,668
Less treasury common stock, at cost; December 2003 - 5,473,649 shares	--	62,120
Total Stockholders' Equity	135,184	119,548
Total Liabilities and Stockholders' Equity	$ 1,786,225	$ 1,540,723

GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30,		September 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
INTEREST INCOME
Loans	$ 18,227	$ 16,020	$ 51,377	$ 47,069
Investment securities and other	4,257	3,048	11,456	9,367
TOTAL INTEREST INCOME	22,484	19,068	62,833	56,436
INTEREST EXPENSE
Deposits	4,601	3,918	12,740	12,658
Federal Home Loan Bank advances	1,659	1,310	4,157	4,102
Short-term borrowings and subordinated debentures
issued to capital trust	585	275	1,325	894
TOTAL INTEREST EXPENSE	6,845	5,503	18,222	17,654
NET INTEREST INCOME	15,639	13,565	44,611	38,782
PROVISION FOR LOAN LOSSES	1,200	1,200	3,600	3,600
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	14,439	12,365	41,011	35,182
NONINTEREST INCOME
Commissions	1,866	1,493	5,853	4,363
Service charges and ATM fees	3,347	2,897	9,521	8,177
Net gains on loan sales	203	797	788	1,914
Net realized gains (losses) on sales of
available-for-sale securities	(363)	471	(371)	585
Net gain on sale of fixed assets	408	7	425	168
Other income	346	489	1,155	1,397
TOTAL NONINTEREST INCOME	5,807	6,154	17,371	16,604
NONINTEREST EXPENSE
Salaries and employee benefits	5,398	4,883	15,843	13,714
Net occupancy and equipment expense	1,777	1,649	5,198	4,650
Postage	451	427	1,326	1,246
Insurance	192	198	551	491
Advertising	166	160	574	502
Office supplies and printing	218	218	617	658
Expense on foreclosed assets	143	620	401	1,126
Other operating expenses	1,347	1,134	4,090	3,278
TOTAL NONINTEREST EXPENSE	9,692	9,289	28,600	25,665
INCOME BEFORE INCOME TAXES	10,554	9,230	29,782	26,121
PROVISION FOR INCOME TAXES	3,385	3,039	9,730	8,661
NET INCOME	$ 7,169	$ 6,191	$ 20,052	$ 17,460
BASIC EARNINGS PER COMMON SHARE	$.52	$.45	$1.46	$1.27
DILUTED EARNINGS PER COMMON SHARE	$.51	$.45	$1.44	$1.26
DIVIDENDS DECLARED PER COMMON SHARE	$.11	$.09	$.32	$.26